THIS AGREEMENT is made and dated for reference **November 1, 2007**

BETWEEN:

UTAH URANIUM CORP., a Nevada company, having an office at Unit B-9, 11850 South Hwy 191, Moab, UT 84532, USA;

(the "Optionor")

AND:

CONSOLIDATED ABADDON RESOURCES INC., a British Columbia company, having an office at #2230 – 885 West Georgia Street, Vancouver, British Columbia, V6E 3E8;

(the "Optionee")

WHEREAS:

A. The Optionor holds an option to purchase a **one hundred per cent (100%)** interest in a total of **three hundred and forty four (344)** claim blocks consisting of 6,800 acres located near Hanksville, in the State of Utah, USA, known as the "Pinto Claims", more particularly described in **Schedule "A"** attached hereto (the "Property") pursuant to an Option Agreement (the **"Underlying Option** Agreement") dated **June 1, 2007** between the Optionor and Christain E. Murer ("Murer");

B. The Optionor has agreed to grant and the Optionee wishes to acquire the right to earn up to a **sixty percent (60%)** interest in and to the Property (**sixty [60%] per cent** of the Optionor's **one hundred [100%] percent** interest) upon and subject to the terms and condition herein contained;

NOW THEREFORE in consideration of the premises and of the mutual covenants, conditions and provisos herein contained, the parties hereto agree as follows:

WORKING OPTION

1. The Optionee and its employees and agents and any person duly authorized by the Optionee shall have the sole and exclusive right and option subject to the provisions of paragraph 9(b) to:

(a) Enter upon the Property;

(b) Have exclusive and quiet possession thereof;

(c) Do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable;

(d) Bring upon and erect upon the Property such mining facilities as the Optionee may

consider advisable;

(e) Remove from the Property reasonable quantities of any mineral products derived therefrom, for the purpose of obtaining assays or making other tests.

The right and option given and granted under this paragraph 1 is hereinafter called the "Working Option".

OPTION PAYMENTS AND COMMITMENTS

2. In order to maintain the Working Option in good standing and to earn the interests in the Property hereinafter provided for, the Optionee must undertake a work commitment on the Property, pay the sum of $100,000 to the Optionor and assume **sixty (60%) per cent ($450,000)** of the remaining cash obligations required to be paid to Murer under the terms of the Underlying Option Agreement and issue shares to the Optionor as follows:

(a) Share Issuance

(i) On the date that this Option Agreement is accepted for filing by the TSX Venture Exchange ("**TSX**") (the "**Approval Date**"), the Optionee shall issue **one hundred thousand (100,000)** fully paid and non-assessable common shares to the Optionor;

(ii) **One hundred eighty thousand (180,000)** fully paid and non-assessable common shares to the Optionor on or before June 1, 2008;

(iii) **Two hundred forty thousand (240,000)** fully paid and non-assessable common shares to the Optionor on or before June 1, 2009.

(b) Work Commitment

The Optionee shall incur **Six Hundred and Five Thousand ($605,000.00) Dollars** of exploration expenditures on the Property as follows:

(i) fully finance a work program, budgeted and agreed to by the Optionee's geologist, in the amount not to exceed **three hundred and five thousand ($305,000) dollars** to commence prior to **December 31, 2007.** Upon completion of the work program the Optionee shall have earned a right to acquire a fifty (50%) percent interest in the Property;

(ii) an additional **three hundred thousand ($300,000) dollars** on or before **June 1, 2008.** Upon completion of the work program the Optionee shall have earned a right to acquire a further (10%) percent interest in the Property.

(c) Cash Contributions

(i) On the date that this Option Agreement is accepted for filing by the TSX Venture Exchange ("**TSX**") (the "**Approval Date**"), the Optionee shall pay

the Optionor the sum of **one hundred thousand dollars ($100,000)**;

(ii) The Optionee shall assume and pay **sixty (60%) percent** of the remaining cash payment obligations required to be paid to Murer of **four hundred fifty thousand dollars [$450,000.00]** under the terms of the Underlying Option Agreement. It is acknowledged that the Optionor shall be responsible for making all share issuances required to be made to Murer under the terms of the Underlying Option Agreement.

(iii) Pay 60% of the Bureau of Land Management ("BLM") annual fees associated with the Property, due and payable prior to September 1, 2008 and thereafter the Optionee shall pay its proportionate share of all BLM annual fees.

For the purpose of this Option Agreement, **"exploration expenditures"** means all expenses paid for or incurred by the Optionee with respect to the exploration and development of the Property including, without limiting the generality of the foregoing:

(i) expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geological, geophysical and geochemical surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing, conducting feasibility studies, environmental studies, submissions to government agencies with respect to production permits and other expenses ordinarily incurred in prospecting, exploring or developing mining lands; equipping the Property for commercial production, including a provision for working capital; plus

(ii) 10% of the cost of non-contract work and ten (10%) per cent of the cost of contract work paid for or incurred by the Optionee with respect to all exploration expenditures to cover all office administration costs and head office supervision costs.

ACQUISITION OF INTEREST

3. (a) Upon the completion by the Optionee of the issuance of the five hundred and twenty thousand (520,000) shares and the completion of the work commitment set out in paragraph 2, the Optionee shall have earned a sixty (60%) per cent interest (sixty [60%] per cent of the Optionor's one hundred [100%] per cent interest) in and to the Property, subject only to the royalty interest reserved to Murer under the Underlying Option Agreement and described in paragraph 4 hereof;

(b) From the date of acquisition by the Optionee of a sixty (60%) per cent interest in the Property, the parties shall bear the cost of further exploration and development in proportion to their respective interest in the Property on a joint venture basis in accordance with the terms of the joint venture operating agreement, a copy of which is attached hereto as **Schedule "B"**.

ROYALTY INTEREST UNDER THE UNDERLYING AGREEMENT

4. The Optionee acknowledges that the Property is subject to a royalty payable to Murer pursuant to the terms of the Underlying Option Agreement equal to a four percent (4%) royalty payment on uranium U308 and a two (2%) per cent royalty on vanadium. The Underlying Option Agreement grants to the Optionor the right at any time to purchase two percent (2%) of the uranium royalty for the sum of **three million ($3,000,000.00) Dollars**, following which Muren would hold a two (2%) per cent uranium royalty over the Property. The Optionor agrees with the Optionee that it will hold this right for the benefit of the Optionee, PROVIDED THAT the Optionee acknowledges that it will be responsible for paying its *pro rata* portion of any such royalty purchase.

OPERATOR

5. (a) The Optionor is hereby appointed as the operator for the purpose of carrying out work and incurring exploration expenditures on the Property. All such work and expenditures shall be completed in accordance with a work program prepared by the Optionor in consultation with the Optionee.

(b) The operator shall conduct, direct, supervise and control all exploration work on the Property, and without limiting the generality of the foregoing, the operator shall have the following specific rights, duties and obligations:

(i) The operator shall prepare and submit for approval by the Optionor all work plans and budgets and any supplemental work plans and budgets representing significant changes or departures from previously approved work plans and budgets;

(ii) The operator shall conduct all operations on Property in a prudent and miner-like manner and in accordance with each approved work plan and budget;

(iii) The operator shall be responsible for compliance with all applicable laws and regulations applicable to the completion of the work on the Property;

(iv) The operator shall maintain all books and records concerning exploration work on the Property in accordance with standard accounting practices, and shall, within sixty (60) days of the completion of any option period referred to in this Agreement provide to the Optionor an accounting summary and progress report of work done on the Property;

(v) The Optionee shall have access to and the right to inspect, copy and audit the operator's books, records and invoices pertaining to any matter of accounting relating to the Property; and

(vi) The operator shall have the right to retain such professionals and technical

consultants as the operator, in its discretion, determines are necessary to conduct exploration on the Property.

TERMINATION OF WORKING OPTION

6. (a) This Agreement and the Working Option granted hereunder shall be terminable by the Optionor by notice in writing to the Optionee in any of the following events:

(i) If the Optionee should be in default in performing any of its obligations hereunder and has failed to take reasonable steps to cure such default within sixty 60) days after giving of a notice of default by the Optionor;

(ii) If the Optionee has not obtained the regulatory approval provided for in **paragraph 25** within the time limitation therein specified.

(b) Upon termination of this Agreement by the Optionor the provisions of **paragraph 11** shall apply.

NO PRODUCTION OBLIGATION

7. The Optionee shall be under no obligation whatever to place the Property into production.

RIGHT OF FIRST REFUSAL

8. If either party (the "**Offeror**") receives a *bona fide* offer in writing to sell, transfer or assign all or any portion of its interest in the Property or in this Agreement from a third party which is at arm's length to the Offeror, the Offeror shall first deliver notice in writing to the other party hereto, giving particulars of its proposed disposition of its interest and a true copy of the offer from the third party. The other party shall have the right to acquire the interest of the Offeror which is the subject of the proposed disposition upon the same terms and conditions as those set forth in the offer from the third party, which option is exercisable upon thirty (30) days'; notice in writing to the disposing party. The completion of the purchase and sale arising from the exercise of such option shall be completed in accordance with the terms of the offer. If the option is not exercise, the Offeror shall be entitled to dispose of its interest to the third party, upon terms not more favourable than those set out in the third party's offer, for a period of ninety (90) days, failing which the Offeror shall be required again to comply with the provisions of this paragraph 8 before selling its interest.

COVENANTS OF THE OPTIONEE

9. During the currency of this Agreement, the Optionee shall:

(a) Permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records

prepared by the Optionee in connection with work done on or with respect to the Property, PROVIDED the Optionor shall not, without the prior written consent of the Optionee, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction;

(b) Keep the Property clear of liens and other charges arising from its operations, and keep the Optionor indemnified in respect thereof;

(c) Carry on all operations on the Property in a good and miner-like manner and in compliance with all applicable governmental regulations and restrictions including (without limitation) regulations relating to Worker's Compensation; and

(d) Pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or the Optionee's operations thereon;

COVENANTS OF THE OPTIONOR

10. The Optionor covenants with and represents and warrants to the Optionee that:

(a) Keep the Property in good standing by doing and filing of assessment work or by making payments in lieu thereof, and by the doing of all other acts and things and making all other payments, including mineral land taxes, which may be necessary in that regard;

(b) it legally holds the right to acquire a one hundred percent (100%) per cent interest in and to the Property, and the Underlying Option Agreement is in good standing, the Optionor is not in default of any of its obligations thereunder, and the party which granted the Option to the Optionor is the only party legally entitled to do so.;

(c) The mineral claims comprising the Property have been duly and validly issued and recorded in accordance with the applicable laws of **Utah** and are valid and subsisting mineral claims as of the date of execution and delivery of this Agreement;

(d) The Property is in good standing, free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person, except in accordance with the terms of the Underlying Option Agreement;

(e) The Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same;

(f) It shall keep the Underlying Option Agreement in good standing and shall not default in its obligations thereunder and shall not modify or surrender the Underlying Option Agreement without the prior, written consent of the Optionee.

TERMINATION PRIOR TO ACQUISITION OF PROPERTY

11. If this Agreement is terminated, the Optionee shall:

(a) Quit Claim all interest in the Property to the Optionor, and re-transfer to the Optionor at no cost to the Optionor all of the Optionee's right, title and interest in the Property, free and clear of all liens and encumbrances, and in good standing with respect to the performance of assessment work;

(b) Deliver to the Optionor copies of all reports, maps, drill logs, assay results and any other relevant technical data, in written and electronic form, compiled by the Optionee with respect to the Property;

(c) Remove from the Property within twelve (12) months from the effective date of termination all mining facilities erected, installed or brought upon the Property by or at the instance of the Optionee, and any mining facilities remaining on the Property after the expiration of the said period shall, without compensation to the Optionee, become the property of the Optionor; and

(d) Pay to the Optionor the full amount of any of the option payments set out in **paragraph 2** that have accrued due prior to the date of termination and have not been paid.

ADDITIONAL TERMINATION

12. In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate this Agreement without liability therefor by giving thirty (30) days written notice of such termination to the Optionor, and in the event of such termination this Agreement, save and except for the provisions of **paragraph 11** hereof, and subject to the obligations of the Optionee arising from termination, shall be of no further force and effect.

FORCE MAJEURE

13. If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee, insofar as is possible, shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to subsist.

DEFAULT

14. Notwithstanding anything in this Agreement to the contrary, if the Optionee should be in default in performing any requirements herein set forth (except for the requirement to make the option payments set out in **paragraph 2** in a timely manner), the Optionor shall give written notice to the Optionee specifying the default, and the Optionee shall not lose any rights granted under this Agreement, unless, within sixty (60) days after the giving of a notice of default by the Optionor, the Optionee has failed to take reasonable steps to cure the default by the appropriate payment or performance, (the Optionee hereby agreeing that should it so commence to cure any defect it will prosecute the same to completion without undue delay); and if the Optionee fails to take reasonable steps to cure any such default, the Optionor shall be entitled thereafter to terminate this Agreement and the provisions of **paragraph 12** shall then be applicable, and to seek any remedy it may have on account of such default.

NOTICE

15. Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by prepaid telegram, in the case of the Optionor addressed as follows:

> Utah Uranium Corp.
> Unit B09
> 11850 South Hwy 1919
> Moab, UT 84532
> USA
> **Attention: The President**
> Tel: 435-259-0460

and in the case of the Optionee addressed as follows:

> Consolidated Abaddon Resources Inc.
> #2230 – 885 West Georgia Street
> Vancouver, B.C.
> V6E 3E8
> **Attention: The President**
> Tel: 604-687-3376

OPTION ONLY

16. This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If this Agreement is terminated the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement save and except as provided for in paragraph 11 and with respect to

obligations arising from termination; and all payments theretofore paid by the Optionee shall be retained by the Optionor in consideration for entering into this Agreement and for the rights conferred on the Optionee thereby.

PAYMENTS

17. Any payments to the Optionor which the Optionee may make under the terms of this Agreement shall be in US funds and shall be deemed to have been well and sufficiently made in a timely manner if cheques drawn on a US chartered bank, payable to the Optionor are mailed to the Optionor at the address stipulated for receiving notices hereunder by prepaid registered mail from a point in Canada on or before the date such payment is made.

FURTHER ASSURANCES

18. The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

TIME OF ESSENCE

19. Time shall be of the essence of this Agreement.

TITLES

20. The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

SUCCESSORS AND ASSIGNS

21. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

ARBITRATION

22. If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement (other than the payment of the option payments provided for in **paragraph 2**) or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a) the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b) the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

(c) the two arbitrators so named shall, within fifteen (15) days of the naming of the

latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within thirty (30) days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the parties to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Arbitration Act of the Province of British Columbia, and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

GOVERNING LAW

23. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia.

PRIOR AGREEMENTS

24. This Agreement supersedes and replaces all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

REGULATORY APPROVAL

25. This Agreement shall be subject to the approval of the TSX Venture Exchange. The Optionee will use its best efforts to obtain such approval, and if such approval has not been obtained on or before ninety (90) days from the date hereof, this agreement shall be terminated by the Optionor on written notice to the Optionee.

AREA OF INTEREST

26. The parties hereto agree that any claims which may be staked within the area which is two (2) kilometres of the outside perimeter of the mineral claims comprising the Property listed in Schedule "A" to this Option Agreement are to be held for the benefit of the parties to this Option Agreement in their respective percentage interests as they appear from time to time.

CONFIDENTIALITY

27. (a) The Parties agree that all information they may receive as a result of or in connection with the expenditures carried out under the provisions of this Agreement shall be the exclusive property of the Parties, shall be classified as secret and treated as proprietary and shall not be shared or traded with others without the prior consent of the Parties. Notwithstanding the foregoing, any Party may at any time and without consent of the other, share all or any part of such information with:

(i) an Affiliate;

(ii) governments or agencies thereof or other regulatory authorities having jurisdiction (including stock exchanges), in accordance with the requirements thereof;

(iii) with shareholders and the public in accordance with any timely disclosure or other reporting Regulations or policies from time to time in force.

(b) Each Party agrees that it shall observe the restrictions contained in **paragraph 27(a)** not only while it shall be a party hereto, but also for a period of two (2) years thereafter.

(c) All news releases or public announcements respecting any aspect of this Agreement or respecting the Property made by any Party shall, where practicable, be first approved as to contents by the other Party.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

THE CORPORATE SEAL OF **UTAH URANIUM CORP.**
was hereunto affixed in the presence of:

Authorized Signatory

Authorized Signatory

c/s

THE CORPORATE SEAL OF
CONSOLIDATED ABADDON RESOURCES LTD.
was hereunto affixed in the presence of:

Authorized Signatory

Authorized Signatory

c/s

SCHEDULE 'A'

**Referred to in the Option Agreement dated for Reference October , 2007
and made between Utah Uranium Corp. ("Utah")
and Consolidated Abaddon Resources Inc.("Consolidated Abaddon")**

MINERAL CLAIMS

Pinto Property, Wayne Country, Utah, USA. (See attached Map).

See Attached.